EXHIBIT 5.19

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO SECTION 15-48-10,

ET. SEQ., S.C. CODE ANN. (1976, AS AMENDED)

PLEDGE AND SECURITY AGREEMENT

This Pledge and SECURITY Agreement (“Agreement”) is made and entered into as of January 23, 2023 by and between KingsCrowd Inc. (“Pledgor”) and Gold Ridge Micro Cap II, LLC, a South Carolina limited liability company (the “Secured Party”).

W I T N E S S E T H:

WHEREAS, the Secured Party, and the Pledgor, also (the “Borrower” or “Company”) have entered into (i) a Loan and Security Agreement, dated as of the date hereof (the “Loan Agreement”), pursuant to which Secured Party has agreed to make available to the Company a term loan in the aggregate principal amount of two hundred fifty thousand dollars ($250,000) (the “Term Loan” or “Loan”), subject to and in accordance with the Loan Agreement; and

WHEREAS, the obligation of the Secured Party to make available the Loan to the Company is subject to the condition, among others, that Pledgor shall execute and deliver this Agreement and grant the pledge and security interest hereinafter described.

NOW, THEREFORE, in consideration of the willingness of the Secured Party to enter into the Loan Agreement and, subject to the terms and conditions set forth therein, to make the Loan available to the Company pursuant thereto, which benefits the Pledgor and for other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:

1. Defined Terms. Except as otherwise expressly defined herein, all capitalized terms shall have the meanings ascribed to them in the Loan Agreements.

2. Pledge. Pledgor hereby pledges, assigns and grants to the Secured Party, and hereby creates a continuing first priority lien and security interest in favor of the Secured Party in and to all of Pledgor’s right, title and interest in the equity interests in LawBot LLC set forth in Schedule I hereto and issued to Pledgor (the “Pledged Collateral”), and the certificates, instruments and agreements representing the Pledged Collateral and includes any securities or other interests, howsoever evidenced or denominated, received by Pledgor in exchange for or as a distribution on or otherwise received in respect of the Pledged Collateral.

3. Secured Obligations. The Pledged Collateral and the security interest granted herein hereby secures payment and performance of all Secured Obligations.

4. Special Warranties and Covenants of the Pledgor. The Pledgor hereby represents, warrants and covenants to the Secured Party with respect to the Pledged Collateral that:

(a) The Pledgor has duly and validly pledged and granted a security interest in the Pledged Collateral to the Secured Party in accordance with applicable law and, assuming the Secured Party has taken all steps necessary to perfect its security interests under the Loan Agreements and the other Loan Documents, the Secured Party has a perfected security interest in such Pledged Collateral (which perfected security interest is a first priority security interest and not subject to any prior security interest with respect to all Pledged Collateral), and the Pledgor warrants and will defend the Secured Party’s right, title and security interest in and to the Pledged Collateral against the claims and demands of all Persons whomsoever, except as permitted by the Loan Agreements.

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(b) The Pledgor has good and valid title to the Pledged Collateral, free and clear of all Liens.

(c) All of the Pledged Collateral has been duly and validly issued and is fully paid and nonassessable.

(d) The Pledged Collateral constitutes all of Pledgor’s entire right, title and interest (economic and non-economic) in the issued and outstanding membership interest in LawBot LLC, as set forth on Schedule I. In addition Pledgor represents, and shall at all times represent, and warrants that its interests in LawBot LLC represents approximately fifty one percent (51%) of the issued and outstanding membership interests.

(e) If any additional membership interests of LawBot LLC or other equity securities of LawBot LLC are acquired by Pledgor after the date hereof, all of Pledgor’s right, title and interest in same shall constitute Pledged Collateral and shall be deposited with and pledged to the Secured Party as provided in Section 2 hereof contemporaneously with such acquisition.

(f) Pledgor will not sell, convey or otherwise dispose of any of the Pledged Collateral, nor will Pledgor create, incur or permit to exist any Lien with respect to any of the Pledged Collateral or the proceeds thereof, other than Liens with respect to the Pledged Collateral created hereby or Liens which are otherwise permitted under the Loan Agreements or the other Loan Documents.

5. Dividends, Distributions and Voting, etc.

Dividend Rights: So long as no Event of Default shall have occurred and be continuing and subject to this Section 5 hereof, to the extent and if permitted under the Loan Agreement, and until the Secured Party elects otherwise following such occurrence and during the continuance of an Event of Default, the Pledgor may receive and retain any and all distributions (other than distributions constituting Pledged Collateral which are addressed hereinabove) or interest paid in respect of the Pledged Collateral. In the event that an Event of Default exists and is continuing, any such distributions received by the Pledgor shall be held in trust for the benefit of the Secured Party and promptly paid over to the Secured Party for application to the Secured Obligations in accordance with the Loan Agreements. Upon the occurrence and during the continuation of an Event of Default, the Secured Party shall be entitled to elect to receive, and receive, from the Pledgor and retain as collateral security for the Secured Obligations and apply to the repayment of the Secured Obligations, any and all distributions at any time and from time to time declared or made upon any of the Pledged Collateral, and to exercise any and all rights of payment, conversion, exchange, subscription or any other rights, privileges or options pertaining to the Pledged Collateral as if it were the absolute owner thereof, including, without limitation, the right to exchange, at its discretion and for equivalent rights, any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of LawBot LLC or, upon the exercise of any such right, privilege or option pertaining to the Pledged Collateral, and in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Secured Party may determine, all without liability except to account for property actually received, but the Secured Party shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsibility of the Company for any failure to do so or delay in so doing. If an Event of Default exists upon the dissolution, winding up, liquidation or reorganization of LawBot LLC whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of LawBot LLC or otherwise, and any sum shall be paid or any property shall be distributed upon or with respect to any of the Pledged Collateral, such sum shall be paid over to the Secured Party as collateral security for the Secured Obligations.

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Voting Rights: So long as no Event of Default shall have occurred and be continuing and until the Secured Party notifies Pledgor of the election referred to in the following sentence, Pledgor shall be entitled to vote the Pledged Collateral and to give consents, waivers and ratifications in respect of the Pledged Collateral; provided, however, that no vote shall be cast or consent, waiver or ratifications be given by Pledgor if the effect thereof would be to impair any of the Pledged Collateral, or the Secured Party’s security interest therein, or be inconsistent with or result in any violation of any of the provisions in the Loan Agreements or the other Loan Documents executed or delivered in connection therewith. All such rights of the Pledgor to vote and give consents, waivers and ratifications with respect to the Pledged Collateral shall, at the Secured Party’s option, as evidenced by the Secured Party’s notifying the Pledgor of such election, cease in case an Event of Default shall have occurred and be continuing. So long as no such notice shall have been given, and subject to the terms and conditions of the Loan Agreements or the other Loan Documents (including the provisions above), Pledgor shall be entitled to exercise, as Pledgor shall deem fit, but in a manner not inconsistent with the terms hereof or of the Secured Obligations, the voting power and all other rights with respect to the Pledged Collateral.

6. Events of Default. The occurrence of any of the following events or conditions shall constitute a default hereunder (herein called “Events of Default”):

(a) Default by Pledgor in the observance or performance of any of the terms, covenants or agreements of Pledgor contained in this Agreement and such failure continues for thirty (30) days after the failure commences;

(b) Any Event of Default as defined or provided in the Loan Agreements shall occur; or

(c) Any of the representations or warranties contained in Section 4 shall prove to have been incorrect in any material respect when made.

7. Rights and Remedies of Secured Party. Upon the occurrence of any Event of Default, such Event of Default not having previously been waived, remedied or cured, the Secured Party shall have the following rights and remedies:

(a) All rights and remedies provided by law, including, without limitation, those provided by the UCC;

(b) All rights and remedies provided in this Agreement; and

(c) All rights and remedies provided in the Loan Agreements or in the other Loan Documents.

8. Right to Transfer into Name of Secured Party. Upon the occurrence and during the continuation of an Event of Default, but subject to the provisions of Section 10 hereof and of the UCC or other applicable law, including applicable securities laws, the Secured Party may cause all or any of the Pledged Collateral to be transferred into its name or into the name of its or their nominee or nominees.

9. Additional Rights of Secured Party. Pledgor hereby agrees to execute and deliver to the Secured Party such additional powers, authorizations, proxies and other such documents as the Secured Party may reasonably request to accomplish the purposes of Sections 8 and 9 hereof.

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10. Right of Secured Party to Dispose of Collateral, etc.

(a) During the continuance of an Event of Default, such Event of Default not having previously been waived, remedied or cured, the Secured Party shall have the right at any time or times thereafter to sell, resell, assign and deliver all or any of the Pledged Collateral at any exchange or broker’s board or at public or private sale. The Secured Party will give the Pledgor at least ten (10) days’ prior written notice in accordance with Section 20 hereof of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition of any of the Pledged Collateral is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the UCC) that reasonable notification be given of the time and place of such sale or other disposition. Such notice may be given without any demand of performance or other demand, all such demands being hereby expressly waived by the Pledgor. Such sale or other disposition may be by public or private proceedings and may be made by way of one or more contracts, as a unit or in portions, at such time and place, by such method, in such manner, and on such terms as the Secured Party may reasonably determine. At any bona fide public sale the Secured Party shall be free to purchase all or any part of any or all of the Pledged Collateral (or any rights comprising the Pledged Collateral) or other collateral. The Pledgor recognizes that the Secured Party may be unable to effect a public sale of all or any part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”) or otherwise but may be compelled to resort to one or more private sales to a restricted group of purchasers, each of whom will be obligated to agree, among other things, to acquire all or any part of such Pledged Collateral for its own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that private sales so made may be at prices and upon other terms less favorable to the seller than if such Pledged Collateral was sold at public sales without such restrictions, and that the Secured Party has no obligation to delay sale of all or any part of such Pledged Collateral for the period of time necessary to permit such Pledged Collateral to be registered for public sale under the Securities Act. The Pledgor agrees that any such private sales shall not be deemed to have been made in a commercially unreasonable manner solely because they shall have been made under the foregoing circumstances.

(b) The proceeds of any sale or other disposition of all or any part of the Pledged Collateral, together with any cash held as collateral hereunder, shall be applied by the Secured Party in accordance with the Loan Agreements.

(c) The receipt by the Secured Party for the purchase money paid at any sale shall be a sufficient discharge therefor to any purchaser of the Pledged Collateral or other collateral sold. No such purchaser, after paying such purchase money and receiving such receipt, shall be bound to see to the application of such purchase money or any part thereof, or in any manner be answerable for any loss, misapplication or non-application of any such purchase money, or any part thereof, or be bound to inquire as to the authorization, necessity, expediency or regularity of any such sale.

11. Collection of Amounts Payable on Account of Pledged Collateral, etc. Upon the occurrence and during the continuance of any Event of Default, such Event of Default not having previously been waived, remedied or cured, the Secured Party may, but without obligation to do so, demand, sue for and/or collect any money or property at any time due, payable or receivable, to which it may be entitled hereunder, on account of or in exchange for any of the Pledged Collateral and, subject to the terms hereof, shall have the right, for and in the name, place and stead of Pledgor, to execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral.

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12. Loan Agreements. Notwithstanding any other provision of this Agreement, the rights of the parties hereunder are subject to the provisions of the Loan Agreements, including the provisions thereof pertaining to the rights and responsibility of the Secured Party. In the event that any provision of this Agreement is in conflict with the terms of the Loan Agreements, the Loan Agreements shall control.

13. Care of Pledged Collateral in Secured Party’s Possession. Beyond the exercise of reasonable care to assure the safe custody of the Pledged Collateral and the proceeds thereof while held hereunder, the Secured Party shall have no duty or liability to collect any sums due in respect thereof or to protect or preserve rights pertaining thereto, and shall be relieved of all responsibility for the Pledged Collateral upon surrendering the same to the Pledgor.

14. Proceeds of Collateral. The proceeds of any sale or sales of the Pledged Collateral, together with any other additional collateral security at the time received and held hereunder, shall be received and applied in accordance with the Loan Agreements and the other Loan Documents. In the event the proceeds of any sale, lease or other disposition of the Pledged Collateral and any other Collateral under the Loan Agreements and the other Loan Documents hereunder are insufficient to pay all of the Secured Obligations in full, the Pledgor will be liable for the deficiency, together with interest thereon at the maximum rate provided in the Loan Agreements and the Notes, and the cost and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys’ fees, expenses and disbursements.

15. Waivers, etc. The Pledgor hereby waives presentment, demand, notice, protest and, except as is otherwise provided herein, all other demands and notices in connection with this Agreement or the enforcement of the Secured Party’s rights hereunder or in connection with any Secured Obligations or any Pledged Collateral; consents to and waives notice of the granting of renewals, extensions of time for payment or other indulgences to the Pledgor or to any third party, or substitution, release or surrender of any collateral security for any Secured Obligation, the addition or release of Persons primarily or secondarily liable on any Secured Obligation or on any collateral security for any Secured Obligation, the acceptance of partial payments on any Secured Obligation or on any collateral security for any Secured Obligation and/or the settlement or compromise thereof. No delay or omission on the part of the Secured Party in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder. Any waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion. The Pledgor further waives any right it may have under the laws of the State of Delaware, Massachusetts or South Carolina, under the laws of any state in which any of the Pledged Collateral may be located or which may govern the Pledged Collateral, or under the laws of the United States of America, to notice (other than any requirement of notice provided herein or in the Loan Agreements or in any other Loan Document) or to a judicial hearing prior to the exercise of any right or remedy provided by this Agreement to the Secured Party and waives its rights, if any, to set aside or invalidate any sale duly consummated in accordance with the foregoing provisions hereof on the grounds (if such be the case) that the sale was consummated without a prior judicial hearing. The Pledgor’s waiver under this Section has been made voluntarily, intelligently and knowingly and after the Pledgor has been apprised and counseled by its attorneys as to the nature thereof and its possible alternative rights.

16. Termination; Assignments, etc. This Agreement and the security interest in the Pledged Collateral created hereby shall automatically terminate without any further act by any other Person: (i) when all the Secured Obligations have been paid in full and have been terminated or the Pledgor shall have no further obligations with respect to said Obligations, or (ii) upon such earlier time as set forth in the Loan Agreements. No waiver by the Secured Party or by any other holder of Secured Obligations of any default shall be effective unless in writing nor operate as a waiver of any other default or of the same default on a future occasion. In the event of a sale or assignment by any Secured Party of all or any of the Secured Obligations held by it, any Secured Party may assign or transfer its rights and interest under this Agreement in whole or in part to the purchaser or purchasers of such Secured Obligations, whereupon such purchaser or purchasers shall become vested with all of the powers and rights of a Secured Party hereunder. If and to the extent that any Secured Party retains any portion of the Secured Obligations or interest in any Pledged Collateral or other collateral, such Secured Party will continue to have the rights and powers set forth herein with respect thereto.

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Upon termination of this Agreement as provided under the immediately preceding paragraph of this Section 16, the Secured Party shall redeliver the Pledged Collateral to the Pledgor and execute and deliver to the Pledgor such other documents as may be necessary to evidence the termination of the Secured Party’s liens hereunder.

17. Reinstatement. Notwithstanding the provisions of Section 16, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by any Secured Party in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by any such Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor or LawBot LLC, or upon the appointment of any intervenor or conservator of, or trustee or similar official for, Pledgor or LawBot LLC, or any substantial part of their respective properties, or otherwise, all as though such payments had not been made.

18. Governmental Approvals, etc. Upon the exercise by the Secured Party of any power, right, privilege or remedy pursuant to this Agreement which requires any consent, approval, qualification or authorization of any governmental authority or instrumentality, the Pledgor will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Secured Party may be required to obtain for such governmental consent, approval, qualification or authorization, provided nothing in this Agreement or the Loan Agreements shall require any registration or qualification for public sale or otherwise under the Federal or any State Securities Laws or the perfection of any exemption from such registration.

19. Restrictions on Transfer, etc. To the extent that any restrictions imposed by the organizational documents of LawBot LLC would in any way affect or impair the pledge of the Pledged Collateral hereunder or the exercise by the Secured Party of any right granted hereunder, including, without limitation, the right of the Secured Party to dispose of the Pledged Collateral as set forth in paragraph 11 hereof, Pledgor hereby waives such restrictions and the Pledgor hereby agrees that it will take any further action which the Secured Party may reasonably request in order that the Secured Party may obtain and enjoy the full rights and benefits granted to the Secured Party by this Agreement free of any such restrictions.

20. Notices. Except as otherwise provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telephonic facsimile (fax), as follows:

(a)	if to the Pledgor:
KingsCrowd Inc Email:

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(b)	if to the Secured Party:
Gold Ridge Micro Cap II LLC 1150 Hungry Neck Blvd, Ste C361 Mount Pleasant, SC 29451 Attention: Michael G. Knox Email: mknox@goldridgeasset.com

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

21. Miscellaneous.

(a) All rights of the Secured Party hereunder shall inure to the benefit of its successors and assigns, and this Agreement shall bind the Pledgor’s successors and assigns.

(b) This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

(c) If any provision hereof shall be invalid or unenforceable in any respect or in any jurisdiction, the remaining provisions hereof shall remain in full force and effect and shall be enforceable to the maximum extent permitted by law.

(d) No consent, approval or waiver hereunder shall be binding unless in writing.

(e) The pronouns used in this Agreement shall be construed as neuter, masculine or feminine, and as singular or plural, as the occasion may require.

22. Governing Law; Arbitration; Waiver of Jury Trial.

(a) This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of South Carolina.

(b) Any controversy, dispute or claim arising from or relating to this Agreement that cannot be settled amicably, shall be determined by an arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules; provided, however, that nothing contained in this Agreement shall preclude the Secured Party from seeking a prejudgment remedy or other injunctive relief. The dispute shall be heard by one arbitrator named in accordance with the AAA Commercial Arbitration Rules. The arbitration shall be conducted in the English language in Charleston County, South Carolina in accordance with the United States Arbitration Act. There shall be a stenographic record of the proceedings. Judgment on the award may be entered in any court of competent jurisdiction. The parties hereby waive any appellate review of any applicable court’s confirmation or vacatur of any award issued in connection with the arbitration. Such award shall be in accordance with the terms of this Agreement and any applicable laws. Unless otherwise agreed by the parties, no arbitration shall be consolidated with any other proceeding, nor shall it include parties other than the parties hereto and other persons substantially involved in a common question of law or fact and whose presence is necessary to resolve the controversy or dispute.

(c) THE SECURED PARTY AND EACH PLEDGOR IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PLEDGOR IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Pledge Agreement as a sealed instrument as of the date first above written.

PLEDGOR:

KINGSCROWD INC

By:	/s/ Chris Lustrino
Name:	Chris Lustrino
Title:	CEO

SECURED PARTY

GOLD RIDGE MICRO CAP II LLC

By:	/s/ Michael Knox
Name:	Michael Knox
Title:	Managing Member

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SCHEDULE I

(to Pledge Agreement)

PLEDGED COLLATERAL

Pledgor	Membership Interest Owned
KingsCrowd Inc	51% of the issued and outstanding membership interest in LawBot LLC totaling 17,000 Membership units

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